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Exhibit 99(a)(14)

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

If you are in any doubt as to the Offer or the action you should take, you should seek your own independent financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser who, if you are taking advice in Ireland, is authorised or exempted under the Investment Intermediaries Act, 1995 or the Stock Exchange Act, 1995, or, if you are taking advice in the United Kingdom, is authorised pursuant to the Financial Services and Markets Act 2000 of the UK.

Explanatory Leaflet

Recommended cash offer* for

by MDCP Acquisitions I
an affiliate of
 Madison Dearborn Partners, L.L.C.
and (outside the United States) by
 Deutsche Bank on its behalf

         This explanatory leaflet is for guidance purposes only and should be read in conjunction with the Offer Document dated 5 July 2002 and the other documents in this envelope as follows (i) Form of Proxy (Pink) and (ii) Form of Acceptance (White)

If you have any queries please phone Capita Corporate Registrars Plc on 01 810 2494 (+353 1 810 2494 if outside Ireland)

This explanatory leaflet should be read in conjunction with the Offer Document and the related acceptance documents accompanying the Offer Document that were previously sent to you. These documents contain the full terms and conditions of the Offer, including details of how the Offer may be accepted. MDCP Acquisitions has filed a Tender Offer Statement containing the Offer Document and the related acceptance documents. Free copies of those documents are available on the SEC's website at www.sec.gov. JSG Shareholders are advised to read the Offer Document and the related acceptance documents because they contain important information. The definitions used in the Offer Document dated 5 July 2002 apply also to this explanatory leaflet.

*The Offer is final and will not be raised, except that, in the event a competitive situation arises or an alternative third party proposal is made, MDCP Acquisitions reserves the right to revise any term of the Offer.

The MDP Proposal

         JSG Shareholders will:-

under the Offer, receive €2.15 in cash per JSG Share
and
under the Spin-Off, own one SSCC Share for every 16 JSG Shares held.

The Independent Directors have unanimously recommended all JSG shareholders to accept the Offer and vote to approve the Spin-Off as described in the Offer Document and the Spin-Off Circular.

You should note that the Offer cannot proceed unless the Spin-Off is approved.

Accompanying this document you will find:-

Form of Proxy
To vote, please complete the Form of Proxy and despatch so as to reach Capita by 4.00 pm (Irish time) on Saturday, 27 July 2002. You can also fax it to +353 1 810 2422.
You should read the Spin-Off Circular dated and sent on 5 July 2002 by JSG to JSG Shareholders.

Form of Acceptance
To accept the Offer you must complete, sign and return the form, together with your share certificate(s). Your acceptance must be received by Capita by 1.00 pm (Irish time) on Tuesday, 6 August 2002.
A reply paid envelope for returning your Form of Acceptance is enclosed in the pack.

Form of Acceptance

[Name of Recipient]
[Address of Recipient]

PLEASE COMPLETE (IN ACCORDANCE WITH THE INSTRUCTIONS ON PAGE 2)
THE NOTES ON PAGE 4 MAY ASSIST YOU

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1 TO ACCEPT THE OFFER

BOX 1

To accept the Offer for your JSG Shares, complete Box 1 and, if appropriate, Boxes 2, 3, 4, 6 and/or 7 and sign Box 5 in the presence of a witness.
Please ensure that, if your JSG Shares are in certificated form, your share certificate(s) and/or other document(s) of title are enclosed to cover the number of shares being accepted.

Number of JSG Shares for which you wish to accept the Offer

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2 TO ELECT THE LOAN NOTE ALTERNATIVE

BOX 2

Complete Boxes 1 and 2 and, if appropriate, Boxes 3, 4, 6 and/or 7 and sign Box 5 in the presence of a witness.
Please put "NO" in the following Box if you are UNABLE to give the representations and warranties set out in Paragraph 4(c)(i) of Part B of Appendix I to the Offer Document.

Number of JSG Shares for which you are electing for the Loan Note Alternative

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3 FULL NAME(S) AND ADDRESS(ES) OF REGISTERED SHAREHOLDER(S)

BOX 3

First registered holder	Other registered holders
1. Forename(s)	2. Forename(s)
Surname	Surname
Address	Address
Postcode	Postcode
Telephone	Telephone

If case of query, please give a day-time telephone number (including full international code) ______________

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4 PARTICIPANT ID AND MEMBER ACCOUNT ID

BOX 4

Complete this Box only if your JSG Shares are in CREST.
The Form of Acceptance Reference Number of this Form is:

Participant ID ______________
Member account ______________

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5 SIGN HERE TO ACCEPT THE OFFER

BOX 5

Execution by individuals

Witnessed by: (see paragraph 5 on page 2 for details as to who may act as witness)
Signed and delivered as a deed by:

1. ______ L.S. Signature	1. Name of witness ______ Signature ______	Address of witness ______
2. ______ L.S. Signature	2. Name of witness ______ Signature ______	Address of witness ______
3. ______ L.S. Signature	3. Name of witness ______ Signature ______	Address of witness ______
4. ______ L.S. Signature	4. Name of witness ______ Signature ______	Address of witness ______

IMPORTANT: Each registered holder who is an individual MUST SIGN IN THE PRESENCE OF A WITNESS (not being one of the registered joint holders) who must be over 18 years of age and who also must sign and print his/her name and address where indicated.

Execution by a company

If you are a COMPANY please affix seal and/or sign below.
*Executed and delivered as a deed by (or if incorporated in Ireland executed under the common seal of)

____
Name of company

*In the presence of/acting by:

______________ Signature of director
______________ Name of director

______________ *Signature of director/secretary
______________ *Name of director/secretary
______________ Affix seal here

*delete as appropriate

6

BOX 6

ADDRESS (outside Australia and the United States, if an election for the Loan Note Alternative is made), to which payment of the cash consideration, Loan Note Certificates and/or other documents are to be sent (if different from the address of the first-named holder in Box 3) or the first named holder as personalised at the top of page 3.

Name ______________
Address ______________
(to be completed in BLOCK CAPITALS)

7

BOX 7

OVERSEAS PERSON: Please put "NO" in Box 7 if you are UNABLE to give the representations and warranties set out in paragraph 11.3 of Part B of Appendix II to the Offer Document.

How to fill out the Form of Acceptance

TO ACCEPT THE OFFER YOU MUST RETURN YOUR COMPLETED FORM OF ACCEPTANCE BY 1.00 PM (IRISH TIME) ON TUESDAY, 6 AUGUST 2002 TO:
CAPITA CORPORATE REGISTRARS PLC, PO BOX 7117, DUBLIN 2, IRELAND

Return your Form of Acceptance by post with all your share certificate(s).

If you hold your JSG Shares in a CREST account you are not required to return any share certificate(s) with your completed form.

Frequently asked questions

1.	What is the Offer? MDCP Acquisitions is offering to pay €2.15 in cash for each JSG Share. The Offer represents a premium of:
—
38 per cent. to the Market Value of JSG Shares (excluding SSCC) of €1.56 per JSG Share on 1 May 2002, the last Business Day prior to the announcement by JSG that it had received an approach from a third party that might or might not lead to an offer for part or all of JSG; and
	—	57 per cent. to the average Market Value of JSG Shares (excluding SSCC) of €1.37 per JSG Share for the six months prior to such announcement.
In addition, as a result of the Spin-Off, each JSG Shareholder will own one share of common stock of Smurfit-Stone Container Corporation, or "SSCC", for every 16 JSG Shares held.
2.
What is the Spin-Off?
The Spin-Off is the distribution of JSG's approximately 29.3 per cent. stake in SSCC to JSG shareholders in exchange for the cancellation of a portion of JSG's share capital. As a result of the Spin-Off, each JSG Shareholder will own one SSCC share for every 16 JSG Shares held. SSCC is one of the industry's leading manufacturers of paper and paper-based products. SSCC's common stock is traded on the Nasdaq National Market.

The Spin-Off is subject to the approval by JSG Shareholders at an extraordinary general meeting and the approval of the Court. The Spin-Off will be implemented concurrently with the Offer becoming or being declared unconditional in all respects. The Offer cannot be completed if the Spin-Off is not approved.
3.
Do the Independent Directors of JSG support the Offer?
The Independent Directors have unanimously recommended all JSG shareholders to accept the Offer and vote to approve the Spin-Off as described in the Offer Document and the Spin-Off Circular.
4.
When will I receive my cash or Loan Notes?
Before any payment can be made, the Offer must become or be declared unconditional in all respects. There are a number of conditions, set out in Part A of Appendix II of the Offer Document, that must be satisfied or waived before this can occur - including that the Offer is accepted by JSG shareholders holding not less than 80 per cent. of the JSG shares subject to the Offer.

If you return your completed Form of Acceptance by the date on which the Offer becomes or is declared unconditional in all respects, a cheque for the cash consideration of €2.15 per JSG Share will be sent to you within 14 days of that date. If you have not returned your completed Form of Acceptance by the date on which the Offer becomes or is declared unconditional in all respects, a cheque for the cash consideration will be sent to you within 14 days of the date on which your Form of Acceptance is received (if received prior to the date the Offer expires).
If you have validly elected for the Loan Note Alternative, your loan note certificate will be despatched to you at the same time as you would have received the cash consideration.
If your JSG Shares are held in uncertificated form, the cash consideration will be paid be in accordance with CREST assured payment arrangements.

In addition to the cash or Loan Note consideration, as a result of the Spin-Off, you will own one SSCC share for every 16 JSG Shares held. A dealing facility is being offered for certain shareholders who would like to sell all of their SSCC Shares received as part of the Spin-Off.
5.
By when do I have to accept the Offer and return my Form of Acceptance?
The closing time and date of the Offer is 1.00 pm (Irish time) on Tuesday, 6 August 2002. Subject to (amongst other conditions) the level of acceptances, the Offer may be extended beyond that date.
6.
What documents do I need to return if my JSG Shares are held in a CREST account?
To accept the Offer, complete and return the Form of Acceptance by 1.00 pm (Irish time) on the closing date of Tuesday, 6 August 2002. You will not hold a share certificate and therefore you will not need to enclose any share certificate(s).
7.
What happens if I do not return my Form of Acceptance by 1.00 pm (Irish time) on Tuesday, 6 August 2002?
The period for acceptance of the Offer may be extended beyond the closing date of Tuesday, 6 August 2002. In which case, if you wish to accept the Offer, the enclosed Form of Acceptance should be completed and returned, together with your share certificate(s) (if applicable), as soon as possible thereafter (in any event before the expiration of the Offer Period).
8.	What if I have already despatched my Form of Proxy and my Form of Acceptance? You need take no further action.
9.
What happens if the Offer is not successful?
If the Offer does not become or is not declared unconditional in all respects, your share certificate(s) and/or any other document(s) will be returned to you within 14 days of the Offer lapsing.

The directors of MDCP Acquisitions, the directors of MDCP Acquisitions plc (the controlling shareholder of MDCP Acquisitions) and the Management Investors (being Dr. Michael Smurfit, Mr. Gary McGann, Mr. Anthony Smurfit and Mr. Ian Curley) accept responsibility for the information contained in this explanatory leaflet other than (i) the information relating to the Spin-Off, the Spin-Off Circular and the Form of Proxy, for which the directors of JSG accept responsibility; and (ii) the recommendation and the related opinions of the Independent Directors contained in this explanatory leaflet, for which the Independent Directors accept responsibility. To the best of the knowledge and belief of the Management Investors, the Independent Directors, the directors of each of MDCP Acquisitions, MDCP Acquisitions plc and JSG (who, in each case, have taken all reasonable care to ensure that such is the case) the information contained in this explanatory leaflet for which they respectively accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information. This document has been issued by and is the responsibility of MDCP Acquisitions, MDCP Acquisitions plc and JSG as outlined above and has been approved, solely for the purposes of Section 21 of the Financial Services and Markets Act 2000, by Deutsche Bank. Deutsche Bank is regulated in the United Kingdom by the Financial Services Authority, and is acting for MDP and MDCP Acquisitions and for no one else in connection with the Offer and will not be responsible to anyone other than MDP and MDCP Acquisitions for providing the protections afforded to clients of Deutsche Bank, or for providing advice in relation to the Offer and the Spin-Off. Deutsche Bank Securities Inc., which is a licensed broker-dealer in the United States, is acting as sole dealer manager in the United States in relation to the Offer.

QuickLinks

The MDP Proposal
How to fill out the Form of Acceptance
Frequently asked questions